Holiday Inn – Billings, Montana

Exhibit 10.14

MANAGEMENT AGREEMENT

BETWEEN

SIX CONTINENTS RESOURCES, INC.

AND

HOTEL VENTURE LIMITED PARTNERSHIP

MAY 31, 2002

INDEX

HOLIDAY INN

MANAGEMENT AGREEMENT

6.07	Capital Expenditures	12

ARTICLE 7	FISCAL MATTERS	15

7.01	Accounting Matters and Fiscal Periods	15
7.02	Yearly Budgets	16
7.03	Bank Accounts	19

ARTICLE 8	FEES TO MANAGER	21

8.01	Management Fees	21
8.02	Accounting Fee	22
8.03	Termination Fee	23

ARTICLE 9	DISBURSEMENTS	23

9.01	Priority of Disbursements	23
9.02	Adjustment to Bank Account	25

ARTICLE 10	CERTAIN OTHER SERVICES	25

10.01	Optional Services	25
10.02	Purchasing	26

ARTICLE 11	SIGNS AND SERVICE MARKS	27

11.01	Intentionally Omitted	27
11.02	System Marks	27
11.03	System Mark Litigation	28

ARTICLE 12	INSURANCE	29

12.01	Insurance Coverage	29
12.02	Insurance Policies	29

ARTICLE 13	INDEMNITY AND RELATED MATTERS	30

13.01	Scope	30
13.02	Defense	31
13.03	Waiver of Subrogation	31

ARTICLE 14	DAMAGE TO AND DESTRUCTION OF THE HOTEL	32

14.01	Obligation to Restore	32
14.02	Termination Option	32

ARTICLE 15	CONDEMNATION	33

15.01	Termination	33
15.02	Restoration and Continuation	33

ARTICLE 16	DEFAULT AND TERMINATION	34

16.01	Events of Default	34
16.02	Default Termination	36
16.03	Post Termination Obligations	37

ARTICLE 17	NOTICES	39

17.01	Procedure	39

ARTICLE 18	RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS	40

18.01	Relationship	40
18.02	Contractual Authority	41
18.03	Further Actions	41

ARTICLE 19	APPLICABLE LAW	41

19.01	Scope	41

ARTICLE 20	SUCCESSORS AND ASSIGNS	42

20.01	Assignment by Manager	42
20.02	Assignment pursuant to an Authorized Mortgage	42
20.03	Assignment by Owner	43
20.04	Binding Effect	44

ARTICLE 21	RECORDING	44

21.01	Memorandum to Agreement	44

ARTICLE 22	FORCE MAJEURE	44

22.01	Operation of Hotel	44
22.02	Extension of Time	45

ARTICLE 23	GENERAL PROVISIONS	45

23.01	Authorization	45
23.02	Interest	45
23.03	Formalities	46

23.04	Documents	46
23.05	Consent	46
23.06	Time	46
23.07	Attorneys’ Fees	46
23.08	Other Hotels	46

ARTICLE 24	SALE OF HOTEL	47

24.01	Sale of Hotel to Third Party; Management Agreement	47

ARTICLE 25	DEFINITIONS	47

25.01	Definitions	47

EXHIBITS

Exhibit “A” - Site Legal Description
Exhibit “B” - Form of Operating Statement
Exhibit “C” - Minimum Insurance Provisions
Exhibit “C-1” - Manager’s Insurance Requirements
Exhibit “D” – Hotel Portfolio
Exhibit “E” – Amortization of Enhancement

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made and entered into as of the 31st day of May, 2002, by and between HOTEL VENTURE LIMITED PARTNERSHIP, a Delaware limited partnership, with offices at 3100 McKinnon, Suite 1080, Dallas, Texas 75201 (hereinafter referred to as “Owner”), and SIX CONTINENTS RESOURCES, INC., a Delaware corporation, with offices at Three Ravinia Drive, Suite 2900, Atlanta, Georgia 30346 (hereinafter referred to as “Manager”);

RECITALS:

A. Owner wishes to have Manager manage the Hotel described on Exhibit “A”, attached hereto, as a Holiday Inn hotel;

B. Manager desires to manage and operate the Hotel as a Holiday Inn hotel and as a member of the Brand; and

C. Owner and Holiday Inns Franchising, Inc., an affiliate of Manager, have entered into that certain Holiday Inn Change of Ownership License Agreement dated February 6, 1998, with respect to the Hotel (the “License Agreement”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Manager agree as follows:

ARTICLE 1

SCOPE OF AGREEMENT

1.01 Engagement of Manager. Owner hereby grants to Manager the sole and exclusive right to supervise and direct the management and operation of the Hotel for the account of Owner. Manager hereby accepts said grant and agrees that it will control, supervise and direct the management and operation of the Hotel, all subject to the terms and conditions of this Agreement, and that it will exercise commercially reasonable efforts in doing so with the objective of maximizing the profitability of Hotel operations and the value of the Hotel as an asset. Subject to such terms and conditions of this Agreement, the Yearly Budget and the Brand Standards, Manager shall have the right to determine operating policy, standards of operation, quality of service and any other matters affecting customer relations or management and operation of the Hotel. Owner and Manager will each cooperate with and assist the other in every reasonable and proper way to permit Manager to carry out its duties hereunder with respect to the Hotel.

1.02 Funding. Owner shall provide all funds, both initially and throughout the Initial Term and any Renewal Term(s), as shall be necessary to perform and satisfy Owner’s covenants and responsibilities under this Agreement, and to enable Manager to operate the Hotel as contemplated by this Agreement. Manager’s performance of all activities hereunder will be on behalf of, and for the account of, Owner.

ARTICLE 2

TERM AND RENEWALS

2.01 Effective Date. This Agreement is effective upon execution by all parties. Manager’s management of the Hotel will commence on and as of the Effective Date.

2.02 Initial Term. The Initial Term of this Agreement will be ten (10) years from the Effective Date, and will expire on the Expiration Date, as such date may be accelerated if this Agreement is sooner terminated as hereinafter provided in Section 2.04, 2.05 or in Articles 14, 15 or 16 or as such date may be extended as provided in Section 2.03.

2.03 Renewal Term. This Agreement may be extended for up to two (2) consecutive five (5) year Renewal Terms beyond the Initial Term upon the mutual agreement of Manager and Owner. In the event that either Owner or Manager wishes to enter into a Renewal Term, then on or before the date which is ninety (90) days prior to the Expiration Date of the Initial Term (or the Expiration Date as extended by then effective Renewal Term, as the case may be) such party shall provide the other party with written notice of its election to further extend the term of this Agreement. If the non-renewing party wishes to enter into a Renewal Term, then shall confirm such renewal within thirty (30) days after receiving the extension notice. Failure of the non-renewing party to timely provide such written notice shall be deemed such party’s election not to enter into a Renewal Term. The terms and provisions of this Agreement will remain in effect as stated herein during any Renewal Term.

2.04 Performance Termination.

(a) Beginning with the Fiscal Year starting January 1, 2003, and so long as Owner is not in default of its obligations under this Agreement, including without limitation, funding of all necessary Capital Replacements under Article 6 of this Agreement, Owner may terminate this Agreement without payment of the Termination Fee described in Section 8.03 upon ninety (90) days prior written notice to Manager (such notice to be sent to Manager within thirty (30) days of Owner’s receipt of the final operating statement for such Fiscal Year) if, following the end of any Fiscal Year, the Hotel’s actual Gross Operating Profit for such Fiscal Year is less than ninety percent (90%) of budgeted Gross Operating Profit as determined pursuant to the Yearly Budget for such Fiscal Year (the “Performance Test”).

(b) Notwithstanding subsection (a) above, Owner shall not be entitled to exercise such termination right if, within sixty (60) days following Manager’s receipt of Owner’s written notice of termination, Manager cures such failure by paying into the Bank Account the shortfall between the Hotel’s actual Gross Operating Profit and budgeted Gross Operating Profit (as determined pursuant to the Yearly Budget) for such Fiscal Year. Thereafter, such Fiscal Year shall not count toward any future Performance Test measure. However, in no event shall Manager have the right to cure a failure of the Performance Test for more than one (1) period of two (2) consecutive Fiscal Years.

(c) Notwithstanding subsection (a) above, Owner and Manager agree that the Performance Test shall be waived in any Fiscal Year that (i) force majeure resulted in a failure of the Performance Test, or (ii) a major renovation to the Hotel costing at least $2,000,000.00 resulted in a failure of the Performance Test.

2.05 Manager’s Termination Right. The License Agreement for the Hotel expires on February 6, 2008. In the event that Owner does not obtain a renewal of the License Agreement or an extension of the term of the License Agreement through the Expiration Date, Manager shall have the right to terminate this Agreement effective upon the expiration of the License Agreement. Upon such termination, Owner shall pay to Manager the Termination Fee set forth in Section 8.03 of this Agreement, together with the unamortized portion of the Enhancement.

ARTICLE 3

TITLE TO HOTEL

3.01 Ownership. Owner represents that it has, and throughout the Initial Term and any Renewal Term(s) will, maintain full ownership of the Site, the Building, including all FF&E, the Operating Equipment and Operating Supplies, subject only to any Authorized Mortgage(s) and to any permitted transfers as described in Article 20 and, if applicable, to the terms of a ground lease in form and substance approved by manager prior to the Effective Date. Owner shall not consent to amendment of or waive any term or condition of such a ground lease which would adversely affect the rights of Manager or its ability to manage the Hotel under this Agreement.

3.02 Covenants of Title. During the Initial Term and any Renewal Term(s), provided Manager is not in default under the terms of this Agreement beyond the expiration of any applicable cure period, Manager shall have the right peaceably and quietly to operate the Hotel in accordance with the terms of this Agreement, free from interference, disturbance and eviction by Owner or by any other person from whom Owner derives its title to or right to occupy and use the Hotel or by any other person or persons claiming by, through or under Owner, subject only to termination of this Agreement due to an Event of Default by Manager. Owner, at Owner’s own expense shall prosecute all appropriate actions, judicial or otherwise, required to assure such quiet and peaceable operation by Manager and shall pay and discharge any ground rents, other lease or rental payments, or any other charges payable by Owner relative to the Hotel or any component thereof, including all amounts due under a ground lease for the Site or an Authorized Mortgage. Owner shall pay, prior to delinquency, all taxes and assessments which may become a lien on or are assessed against the Hotel or any component thereof and which may be due and payable during the Initial Term and any Renewal Term(s) of this Agreement, unless payment thereof is in good faith being contested by Owner, enforcement is stayed and the amount so contested is escrowed or guaranteed in a form satisfactory to Manager. Upon Manager’s request, Owner agrees to furnish to Manager copies of all documents by and through which Owner has the right of possession to the Hotel and the right and ability to enter into this Agreement.

3.03 Estoppels. Upon request, Owner will use all commercially reasonable efforts to obtain and provide to Manager estoppel certificates from the holder of an Authorized Mortgage, if any, and from the lessor under any approved ground lease, stating that there is no default under such agreements or the related obligations and confirming the name, address and amounts due or coming due to such holder or lessor and the completeness and accuracy of copies of the relevant documents provided to Manager.

3.04 Subordination. Provided that Owner assists Manager in obtaining a commercially reasonable subordination, non-disturbance and attornment agreement which provides for the priority payment of the Base Management Fee and the fees under the License Agreement from the holder of each Authorized Mortgage, this Agreement shall be subordinate to any Authorized Mortgage.

ARTICLE 4

FINANCIAL ENHANCEMENT

4.01 Financial Enhancement . On or before May 31, 2002, Manager shall pay to Owner in cash a financial enhancement in the total amount of $3,000,000.00 in immediately available funds with respect to the Hotel and the other hotels owned by Owner and managed by Manager, all as listed on Exhibit “D”, which shall be non-refundable except as otherwise provided in this Agreement. A portion of the total enhancement in the amount of $500,000.00 (the “Enhancement”) shall be allocated to the Hotel and shall be amortized (without interest thereon) in accordance with the amortization schedule attached hereto as Exhibit “E” and incorporated herein by reference. Upon any termination of this Agreement prior to the full amortization of the Enhancement, Owner shall immediately repay to Manager the unamortized portion of the Enhancement at the time of such termination. The foregoing repayment obligation shall be secured by a guaranty given by Circa Capital Corporation, the general partner of Owner, for the benefit of Manager and in form and content reasonably satisfactory to Manager.

ARTICLE 5

BRAND STANDARDS AND MANAGER’S CONTROL

5.01 Brand Standards. Manager shall operate the Hotel as a Holiday Inn hotel for the account of and at the expense of Owner in accordance with the terms of this Agreement, the License Agreement and the Brand Standards. Owner acknowledges that Manager’s expectation of operating a hotel which is at all times physically in compliance with the Brand Standards, including, without limitation, standards relating to life safety and quality of the hotel, is essential to inducing Manager and its affiliates to undertake this Agreement because such standards are critical to maintaining the integrity of the Brand. Accordingly, the Brand Standards shall be observed by Owner and the Hotel at all times. Affiliates of Manager which own the System Marks and Brand Standards reserve the right to revise and amend the System Marks or Brand Standards from time to time on a non-discriminatory basis in accordance with the terms of the License Agreement. Owner also agrees that the Hotel will be required to participate in Brand-wide or area quality programs that are implemented from time to time by Affiliates of Manager in accordance with the License Agreement. The allocable cost of participation in such programs shall be Operating Costs of the Hotel.

5.02 Manager’s Control. Manager shall have uninterrupted control over the operation of the Hotel. Owner acknowledges that under this Agreement, except as may otherwise be expressly provided herein, Owner delegates all authorities and responsibilities for operation of the Hotel to Manager. Manager, in the exercise of reasonable discretion and business judgment and in accordance with the Yearly Budget, shall be solely responsible for determining room rates, food and beverage menu prices and charges to guests for other Hotel services. Manager shall also have sole responsibility, in the exercise of reasonable discretion and business judgment and in accordance with the Yearly Budget, to determine the terms of guest occupancy and admittance to the Hotel, use of rooms for commercial purposes, policies relating to entertainment, labor policies, publicity and promotion activities and technology services and equipment to be used in the Hotel. Manager shall review with Owner from time to time and during the annual review of the Yearly Budget material changes in policies, practices and procedures and their effect on the financial performance of the Hotel.

ARTICLE 6

OPERATION OF THE HOTEL

6.01 Permits. Manager, as an Operating Cost of the Hotel, shall obtain in the name of Owner (unless otherwise required by applicable law to be held in the name of Manager) and maintain in full force and effect all necessary operating licenses and permits, including liquor, bar, restaurant, sign and hotel licenses, as may be required for the operation of the Hotel. Manager will make all reasonable efforts within its control to comply with conditions or requirements set out in or imposed by law in connection with any such licenses and permits and at all times to manage the Hotel in accordance with such conditions and any other legal requirements.

6.02 Equipment and Supplies. After the Effective Date, Manager shall procure, at Owner’s expense and pursuant to the Yearly Budgets, all such Operating Supplies and Operating Equipment as Manager deems necessary for the normal and ordinary course of operation of the Hotel in accordance with the Brand Standards.

6.03 Personnel.

(a) The General Manager and all other personnel engaged in the operation of the Hotel will be the employees of Manager; provided, however, Manager shall not assume, and Owner hereby expressly agrees to indemnify Manager for any and all cost, loss, expenses, claims, and liability associated with or in any manner related to the employment of such personnel at any time prior to the Effective Date. Manager will hire, supervise, direct, discharge and determine the compensation, other benefits and terms of employment of all personnel working in the Hotel; provided, however, that Owner shall have the right to participate in the hiring process for the Hotel’s General Manager, Controller and Director of Sales and that Owner shall have the right disapprove Manager’s first selection for the Hotel’s General Manager. Manager will be the sole judge of the fitness and qualifications of such personnel and is vested with absolute discretion in the hiring, supervising, directing, discharging and determining the compensation, other benefits and terms of employment of such personnel. In such discretion and in accordance with the Yearly Budget, Manager may elect to staff certain functions at offsite or regional locations, or to provide employee benefits on a Brand-wide or other multi-location basis and may allocate the employee costs among the hotels participating in such staffing or benefits. Owner shall not interfere with the performance of employment duties of, or give orders or instructions to, any personnel employed at the Hotel. However, Owner shall be solely responsible for, as an Operating Cost, and will reimburse and hold harmless Manager from and against all expenses, costs, charges or claims which are or would be related to or incidental to any personnel (whether incurred or paid before, during or after the Initial or any Renewal Term of this Agreement), including the General Manager, employed in the operation of the Hotel (including, without limitation, salaries, wages, other compensation, benefit contributions and premiums, net of amounts paid by Hotel employees; stop-loss insurance premiums; group health plan benefit payments in excess of contribution and premium amounts paid by Owner and Hotel employees; pay for vacation, holidays, sick leave and other leaves of absence; workers’ compensation premiums; workers compensation benefit payments paid by Manager in excess of premium amounts paid by Owner; administrative fees and taxes; and severance benefits applicable under Manager’s then current Human Resources policies) all as generally set forth in the Yearly Budget except for items of an unforeseen or unpredictable nature.

(b) Owner shall reimburse Manager for all reasonable travel expenses incurred by Manager’s employees in connection with (i) constructing improvements of additions, renovating, furnishing and supplying the Hotel; (ii) hiring and training Hotel employees; (iii) maintaining the physical condition and appearance of the Hotel; (iv) maintaining and promoting proper operational procedures and practices at the Hotel; (v) maintaining books and records of the Hotel; and (vi) otherwise performing duties undertaken by or rights granted to Manager in this Agreement. Manager will have sole discretion, which shall not be unreasonably exercised, within the Yearly Budget to determine the appropriateness of such travel. All such travel must be consistent with Manager’s policies governing travel by its employees.

(c) The costs, fees, compensation or other expenses of any independent contractors engaged by Owner or Manager (with the consent of Owner, which consent shall not be unreasonably withheld) to perform duties of a special nature, directly related to the ownership of the Hotel, such as attorneys and independent accountants, are an Ownership Cost and will be a direct expense of Owner which shall not be the direct responsibility of Manager nor an Operating Cost, nor an expense disbursed by Manager from Gross Revenues or the Bank Account, unless the engagement of such independent contractor is caused by Manager’s non-performance in accordance with the terms of this Agreement.

6.04 Sales, Marketing and Advertising. Manager, in accordance with the Yearly Budget and on behalf of Owner and at Owner’s expense, shall or shall cause its affiliates to:

(a) advertise and promote the business of the Hotel;

(b) institute and supervise a sales and marketing program for the Hotel;

(c) include the Hotel in Manager’s local, regional and worldwide promotional and advertising programs directed at the leisure, business and meetings markets, as Manager may deem advisable;

(d) represent the Hotel through Manager’s worldwide sales offices;

(e) include the Hotel in the Six Continents Hotels loyalty program, presently called “Priority Club”, including, without limitation, inclusion of the Hotel in promotional materials distributed to participants of such program;

(f) coordinate the Hotel’s participation in travel programs marketed by airlines, travel agents and government tourist departments when Manager determines such participation to be advisable; and

(g) cause the Hotel to participate in sales and promotional campaigns and activities involving complimentary rooms, food and beverages to bona fide travel agents, tourist officials and airline representatives where Manager has determined that such participation is in furtherance of the Hotel’s business and is customary in the travel industry or in the practices and policies of Manager.

(h) The Hotel’s Pro rata cost of participation in all of the foregoing programs shall be paid by Manager as an Operating Cost.

6.05 Intentionally Omitted.

6.06 Maintenance and Repairs.

(a) Owner shall be responsible for providing the funds necessary, either from Hotel revenues or otherwise, to maintain the Hotel and its FF&E in good repair and in a condition consistent with the Brand Standards.

(b) Manager shall, on behalf of Owner and at Owner’s expense, make or cause to be made all repairs, replacements, corrections and maintenance items as are required in the normal and ordinary course of operation of the Hotel and as are required to comply with the Brand Standards.

In conjunction therewith, Manager is authorized to make and enter into in the name of, for the account of and at the expense of Owner all contracts and agreements (all of which must be terminable within thirty (30) days notice unless Owner approves otherwise) as are necessary or advisable in Manager’s opinion for the repair and maintenance of the Hotel.

6.07 Capital Expenditures.

(a) Owner acknowledges the necessity of making Capital Replacements in the Hotel, and that replacements of FF&E are only a part of the total Capital Replacement requirements of the Hotel. Owner shall expend such amounts for Capital Replacements as are required in the normal and ordinary course of operation of the Hotel in accordance with the Brand Standards. At Owner’s election, design and installation of Capital Replacements may be carried out under Manager’s supervision, except that the costs of design, construction management, technical services, project management and similar project-specific services will be separate and will be Ownership Costs.

(b) It is acknowledged by the parties that necessary expenditures for Capital Replacements will fluctuate from year to year depending on varying operating conditions in the Hotel. However, it is anticipated, over the Initial Term and any Renewal Term(s) that capital expenditures for repair and/or replacement of FF&E and interior furnishings of the Hotel will average not less than four percent (4%) of Gross Revenues. Manager shall pay from the Bank Account in cash in each Fiscal Month beginning in the Fiscal Month commencing immediately after the Effective Date, and continuing for each and every month through June, 2003, two percent (2%) of Gross Revenues attributable to that month. Thereafter, Manager shall pay from the Bank Account in cash in each Fiscal Month beginning in July, 2003, and continuing for each and every month during the remainder of the Initial Term and any Renewal Term(s), four percent (4%) of Gross Revenues attributable to that month. Such amount shall be paid into the Reserve Account to pay for the FF&E Replacements in future periods. The amounts so paid into the Reserve Account shall be recorded on the Hotel’s books of account as “Reserve for FF&E Replacements.” Any expenditures for FF&E Replacements during any Fiscal Year which have been approved in the yearly Capital Replacements Budget may be made without Owner’s further approval and, to the extent available, may be made by Manager from the Reserve Account (including accrued interest and unused balances from earlier years). Any amounts remaining in the Reserve Account at the close of each Fiscal Year will be carried forward and retained in the Reserve Account until fully used for FF&E Replacements as herein provided. To the extent funds in the Reserve Account are insufficient at any time or to the extent such funds plus anticipated contributions for the ensuing year are less than the budget for FF&E Replacements for the ensuing year, Owner shall supply the necessary funds by deposit to the Reserve Account within thirty (30) days of delivery of notice to that effect from Manager. All proceeds from the sale of items of FF&E no longer needed for the operation of the Hotel will be deposited in the Reserve Account. Sale of such items will be made only pursuant to an approved capital expenditure program as provided in the Yearly Budget. Upon termination of this Agreement for any reason, except to the extent of contractual commitments made pursuant to a Capital Replacements Budget any balance then remaining in the Reserve Account will be returned to and applied in the same manner as other funds in the Bank Account.

(c) In addition to budgeted expenditures in the Capital Replacements Budget as provided for in Section 6.07(b), Manager shall have the further right, as an Ownership Cost, to make alterations, additions or improvements in or to the Hotel which are beneficial to the Hotel or its operations but which do not involve structural modifications to the Building; provided, however, that no such alteration, addition or improvement in excess of Twenty-Five Thousand Dollars ($25,000) per Fiscal Year, if not contained in the Yearly Budget or the Capital Replacements

Budget, may be made without Owner’s prior written approval, which approval shall not be unreasonably withheld or delayed. The amount of Twenty-Five Thousand Dollars ($25,000) per Fiscal Year and may be annually adjusted by Manager with reference to the Consumer Price Index to retain the same purchasing power as at the Effective Date. Expenditures under this Article 6.07(c) must be paid from the Reserve Account.

(d) In the event that a condition should exist in or about the Hotel of an illegal or emergency nature, including structural conditions, which requires immediate repair necessary to protect guests or employees or to preserve and protect the Hotel, or to maintain its insurance coverage or right to permits and licenses or otherwise to assure its continued operation, Manager, on behalf of and at the expense of Owner, is hereby authorized to take all steps and to make all expenditures necessary to repair and correct any such condition, regardless of whether provisions have been made in the applicable Yearly Budget for any such expenditures. Upon the occurrence of such an event or condition, Manager will communicate to Owner all available information regarding such event or condition as soon as reasonably possible and will take reasonable steps to obtain Owner’s approval before incurring such expenses. Expenditures under this Section 6.07(d) shall be paid from the Reserve Account unless otherwise agreed by Owner and Manager.

(e) In the event that at any time during the Initial Term and any Renewal Term(s), repairs to or additions, changes or corrections in the Hotel of any nature are required by reason of any laws, ordinances, rules, regulations or other applicable legal requirements, or by order of any governmental or municipal power, department, agency, authority or officer, such repairs, additions, changes or corrections shall be made at the direction of Manager and paid for by Owner. Such work shall be accomplished with as little hindrance as possible to the operation of the Hotel. Expenditures under this Section 6.07(e) shall be paid from the Reserve Account unless otherwise agreed by Owner and Manager. Further, Manager and Owner agree that Manager shall not be required to make such repairs, additions, changes or corrects and Owner shall not be obligated to pay for such items if Owner in good faith contests such legal requirements and negotiates an alternative settlement with the applicable governmental or municipal authority.

ARTICLE 7

FISCAL MATTERS

7.01 Accounting Matters and Fiscal Periods.

(a) Manager shall maintain books and records reflecting the results of Hotel operations in accordance with the Accounting Principles. In consideration thereof, Manager shall be paid the Accounting Fee as provided in Article 8. Owner and Manager and their respective independent accounting firms will have the right to examine such books and records of the Hotel at any reasonable time and to make and retain copies thereof at the requesting party’s expense.

(b) At Owner’s election but as an Ownership Cost, a certified audit of the Hotel operations may be performed annually, and after the Expiration Date, by a nationally recognized, independent Certified Public Accounting firm appointed by Owner and approved by Manager, such approval not to be unreasonably withheld or delayed. In the event that Owner elects to have such an audit performed, Owner must give notice of its election within sixty (60) days after the end of the Fiscal Year, or within sixty (60) days after the Expiration Date of this Agreement, as the case may be.

(c) On or before the twenty-fifth (25th) day after the close of each Fiscal Month, Manager shall furnish Owner with a detailed operating statement setting forth the results of Hotel operations with respect to such month. Attached hereto as Exhibit “B” is a form of the operating statement currently utilized by Manager which reflects the results of the prior month as well as the cumulative Fiscal Year-to-date results of operations. Owner acknowledges that the form of the operating statement may be modified from time to time by Manager as it determines appropriate for all hotels operated by it. In the event that either no notice of audit is given within 60 days, or no audit is in fact commenced within 120 days after the end of the Fiscal Year, the year-end operating statement will constitute the final statement for that Fiscal Year, deemed to have been approved by Owner.

7.02 Yearly Budgets.

(a) Not less than sixty (60) days prior to the first day of each Fiscal Year after the Effective Date, Manager shall submit to Owner for Owner’s approval a proposed Yearly Budget including a proposed Capital Replacements Budget for the ensuing full or partial Fiscal Year, as the case may be. Owner’s approval of the Yearly Budget and the Capital Replacements Budget shall not be unreasonably withheld or delayed and shall be deemed given unless a specific written disapproval thereof (as provided below) is delivered by Owner to Manager within thirty (30) days after submission of such budgets. Manager will, on a monthly basis, issue periodic forecasts of operating performance to Owner reflecting any significant unanticipated changes, variables or events or describing significant additional unanticipated items of income or expense. Manager will provide Owner with the material data and information utilized in preparing the Yearly Budget and the Capital Replacements Budget or any revisions thereof. Manager will not be deemed to have made any guaranty, warranty or representation whatsoever in connection with the Yearly Budget and the Capital Replacements Budget, and Owner acknowledges that the Yearly Budget, including the Capital Replacements Budget are intended only as reasonable estimates of the matters they describe. In administering the Yearly Budget, Manager may, without Owner’s approval, reallocate, without restriction, budget line items within the same general divisional classification of budget items shown in the Yearly Budget (e.g., rooms, food and other similar or dissimilar categories, as determined in accordance with the Accounting Principles, and shall not mean the sub-categories such as, for example, linen replacement and uniforms, appearing under a general divisional category) so long as such reallocation does not materially and adversely affect the purposes for which the original budget line items were intended and so long as Manager provides notice of such reallocation to Owner. Manager is always authorized to make expenditures for taxes, insurance and utilities to reflect actual costs thereof. With respect to other items, in the event that Manager encounters circumstances which require unbudgeted and unanticipated expenditures not foreseen at the time of preparation of the Yearly Budget and which Manager deems reasonably necessary, Manager may submit such matters for Owner’s approval, which approval will not be unreasonably withheld or delayed. Expenditures required to complete, or correct deficiencies, in construction, reconstruction or refurbishment of the Hotel, if undertaken, are Ownership Costs and will not be reflected in the Yearly Budget or the Capital Replacements Budget or paid from the Reserve Account.

(b) In the event Owner disapproves or raises any objections to the proposed Yearly Budget, or any portion thereof, or any revisions thereto, Owner and Manager shall cooperate with each other in good faith to resolve the disputed or objectionable items. Any objectionable items in the proposed Yearly Budget or Capital Replacements Budget, or revisions thereto, which Owner disapproves must be disapproved on a specific line-by-line basis in order to establish which, if any, line items are not acceptable to Owner. In the event Owner and Manager are not able to negotiate and resolve the disputed or objectionable items within a period of thirty (30) days after the date on which Owner provides written notice of its disapprovals to Manager, either party may submit the disputed items to arbitration before a panel of three (3) arbitrators who will conduct the arbitration proceedings in accordance with the provisions of this Agreement and the rules of the American Arbitration Association. Unless otherwise mutually agreed by Owner and Manager, the arbitration proceedings will be conducted at the Hotel. All arbitrators appointed by or on behalf of either party shall be persons with recognized expertise in the operation of hotels of similar size and class as the Hotel. The party desiring arbitration will give written notice to that effect to the other party, specifying in such notice the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. Within fifteen (15) days after service of such notice, the other party will give written notice to the party desiring such arbitration specifying the name, address and professional qualifications of the person designated to act as arbitrator on its behalf. The two arbitrators will, within fifteen (15) days thereafter, select a third, neutral arbitrator. As soon as possible after the selection of the third arbitrator, and no later than fifteen (15) days thereafter, the parties will submit their positions on each disputed item in writing to the three arbitrators. In so submitting their positions, each party shall state only one substantive proposal as a resolution for each disputed item. The arbitrators may not consider multiple or alternative positions from either party with respect to any disputed budget item. The decision of the arbitrators so chosen shall be given within a period of twenty (20) days after the appointment of such third arbitrator. The arbitrators must, by majority vote, agree upon and approve the substantive position of either Owner or Manager with respect to each disputed item, and are not authorized to agree upon or impose any other substantive position which has not been presented to the arbitrators by Manager or Owner. A decision in which any two (2) arbitrators so appointed and acting hereunder concur in writing with respect to each disputed item shall in all cases be binding and conclusive upon Owner and Manager and a copy of said decision shall be forwarded to the parties. The fees and expenses of the arbitration will be paid by the non-prevailing party.

If the party receiving a request for arbitration fails to appoint its arbitrator within the time above specified, or if the two arbitrators so selected cannot agree on the selection of the third arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such second or third arbitrator, as the case may be, by application to any judge of any court in the jurisdiction where the Hotel is located which has original jurisdictional authority over contractual disputes involving a claim equal to the disputed budget item upon ten (10) days prior written notice to the other party of such intent.

In the event Owner and Manager are not able to resolve the disputed or objectionable matters raised by Owner in regard to a Yearly Budget prior to the commencement of the applicable Fiscal Year, either voluntarily or by means of arbitration, Manager is authorized to operate the Hotel in accordance with the proposed Yearly Budget; provided, however, that as for disputed budget items, Manager may not expend more than the previous year’s budgeted amount for such item (if any), increased by a percentage equal to the increase in the Consumer Price Index during the last year. For purposes of this section, “increase in the Consumer Price Index during the last year” shall mean the percentage increase in the Consumer Price Index for the 12-month period ending immediately prior to the date of submission of the Yearly Budget during the calendar year which began during the Fiscal Year which is in dispute.

7.03 Bank Accounts.

(a) The revenues of the Hotel shall be deposited into one or more Bank Account(s) established by Manager in Owner’s name at such banks as Manager shall determine. The Bank Accounts will be separate and distinct from any other accounts, reserves or deposits required by this Agreement, and Manager’s designees who are included in the coverage of any required fidelity or similar insurance will be the only parties authorized to draw upon any Bank Account; provided, however, such designees shall only be authorized to draw upon a Bank Account for purposes authorized by the terms of this Agreement. Within one (1) business day of the Effective Date, Owner shall deposit in the Bank Accounts designated by Manager the sum of Three Hundred Fifteen Thousand and No/100 Dollars ($315,000.00), as the minimum working capital for the Hotel. Such amount is based upon the purchasing power of money at the Effective Date and shall be annually increased or decreased with reference to increase or decrease in the Consumer Price Index in order to retain the same purchasing power. This amount as adjusted shall be the “Target Bank Balance” to be maintained by Owner during the remainder of the Initial Term and any Renewal Term(s). The Target Bank Balance will serve as working capital for Hotel operations and any interest earned on the Target Bank Balance shall belong to the Hotel. It is acknowledged by Manager and Owner that the Target Bank Balance will fluctuate during each Fiscal Month and that Manager shall have no obligation to fund any deficiency in the Target Bank Balance. Owner shall, within seven (7) days of receiving written notice from Manager that the actual working capital balance is more than ten percent (10%) less than the Target Bank Balance, furnish Manager with, or Manager may retain from amounts otherwise distributable to or on behalf of Owner on a monthly basis if available, sufficient funds to make up any deficiency in the Target Bank Balance. Owner acknowledges that the Target Bank Balance will be administered by Manager on a consolidated basis across the portfolio of hotels owned by Owner and listed on Exhibit “D” attached hereto. Notwithstanding the provisions of this Section 7.03(a) and Section 9.02 to the contrary, Owner and Manager agree that the obligation of Owner to fund deficits in the Target Bank Balance and the obligation of Manager to disburse excess funds above the Target Bank Balance shall be determined on a consolidated basis for all such hotels.

(b) Manager shall have exclusive control of the Bank Accounts. Nothing contained herein is to be construed as preventing Manager from maintaining separate payroll accounts or petty cash funds and making payments therefrom as the same may be customary in the hotel business or the Brand Standards. Further, Manager shall have the right to consolidate the Bank Accounts for the Hotel with the bank accounts of any other hotels owned by Owner and managed by Manager as Manager determines in its sole discretion. Manager shall not have the right to consolidate the Bank Accounts with any other hotels managed by Manager that are not owned by Owner. Manager shall reconcile the Bank Accounts on a monthly basis and shall provide copies of the Bank Account statements and reconciliation worksheets to Owner with the monthly operating statement provided under Section 7.01(c) of this Agreement.

ARTICLE 8

FEES TO MANAGER

8.01 Management Fees. As consideration for the management and operation of the Hotel by Manager and for such other services as are provided by Manager as required in this Agreement, Manager shall have the right to withdraw from the Bank Account and pay itself a Base Management Fee and an Incentive Management Fee as follows:

(a) A Base Management Fee equal to three percent (3%) of Adjusted Gross Revenues in each Fiscal Year during the Initial Term and any Renewal Term(s), inclusive of the Accounting Fee described in Section 8.02 below. The Base Management Fee for the immediately preceding Fiscal Month shall be paid to Manager by the 15th day of the next succeeding Fiscal Month. The Base Management Fee for any period less than a full 12-month Fiscal Year shall be paid on the basis of Adjusted Gross Revenues in that period.

(b) The Incentive Management Fee for the period from the Effective Date through December 31, 2003, shall be equal to twenty-five percent (25%) of the amount, if any, by which the

Hotel’s actual Gross Operating Profit exceeds the Hotel’s budgeted Gross Operating Profit as determined pursuant to the Yearly Budget. The Incentive Management Fee for the period commencing January 1, 2004, and continuing through the Initial Term and any Renewal Term(s) shall be equal to twenty-five percent (25%) of the amount, if any, by which the Hotel’s actual Gross Operating Profit in each Fiscal Year exceeds the Hotel’s actual Gross Operating Profit for Fiscal Year 2003 (adjusted annually by a percentage equal to the percentage increase or decrease in the Consumer Price Index from the prior Fiscal Year). The Incentive Management Fee for the immediately preceding Fiscal quarter shall be paid on an estimated basis to Manager by the 15th day of the next succeeding Fiscal Month. The Incentive Management Fee for each Fiscal Year shall be finally determined and adjusted after receipt of year end financial statements from Manager, and upon such final determination and adjustment, Manager shall either (x) repay to Owner any overage (by redepositing the amount of such overage into the Bank Account) or (y) withdraw from the Bank Account any underpayment of Incentive Management Fee for such Fiscal Year, as applicable. The Incentive Management Fee for any Fiscal Year which is a partial year shall be calculated by prorating the Incentive Management Fee on the basis of the elapsed portion of the current Fiscal Year.

8.02 Accounting Fee. In consideration of certain other mandatory services related to the Brand provided by Manager and/or its affiliates, Manager shall have the right to withdraw from the Bank Account and pay itself an Accounting Fee equal to Fifteen Dollars ($15.00) per room for each Fiscal Month or part thereof during the Initial Term and any Renewal Term(s), subject to adjustment from time to time on an area-wide basis within the Brand. The Accounting Fee for the immediately preceding Fiscal Month shall be paid to Manager by the 15th day of the next succeeding Fiscal Month.

8.03 Termination Fee. In the event that Manager’s services are terminated under this Agreement upon mutual consent or for any reason other than a final determination through an arbitration proceeding conducted in accordance with Section 7.02(b) of this Agreement that Manager is subject to termination with cause for an Event of Default (in which case no Termination Fee will be due to Manager), then Manager shall be entitled to a termination fee equal to the total of the Base Management Fee and the Incentive Management Fee earned for the most recent full Fiscal Year at the time of such termination (the “Termination Fee”). In addition to the Termination Fee described above, Owner must pay to Manager any and all amounts due to Manager under this Agreement on the effective date of any such termination, including, without limitation, the unamortized portion of the Enhancement due under Section 4.01 of this Agreement. Owner shall have the right to terminate this Agreement without cause upon thirty (30) days prior written notice to Manager and payment to Manager of the Termination Fee and all other amounts due to Manager under this Agreement on the effective date of such termination, including, without limitation, the unamortized portion of the Enhancement due under Section 4.01 of this Agreement.

ARTICLE 9

DISBURSEMENTS

9.01 Priority of Disbursements. As and when received by Manager or the Hotel, all Gross Revenues shall be deposited into a Bank Account created pursuant to the requirements of Section 7.03. Manager shall in turn disburse on a monthly basis, for and on behalf of Owner, funds from such account in the following order of priority and to the extent available:

(a)	the Base Management Fee, the Accounting Fee, the fees due under the License Agreement, and all reimbursements due Manager under this Agreement;

(b)	all Operating Costs other than those described in subparagraph (a) above;

(c)	Disbursements to Owner, from which the following Ownership Costs will be paid directly by Owner:

(i)	Debt Service on any Authorized Mortgage;

(ii)	real property taxes and assessments;

(iii)	fire and extended coverage insurance premiums;

(iv)	rental pursuant to an approved ground lease, if any, or any other lease payments approved by Manager;

(d)	expenditures under Section 6.07, including those for Capital Replacements;

(e)	contributions to the Reserve Account.

Any Incentive Management Fee due and payable to Manager will be paid to Manager from one of the Bank Accounts on a quarterly basis as set forth in Section 8.01(b) above; provided, however, the payment of the Incentive Management Fee shall be subordinate to the payment of Debt Service on any Authorized Mortgage and to the extent there is insufficient funds to pay the Incentive Management Fee when due, such Incentive Management Fee will accrue and become a priority payment after payment of Debt Service in succeeding Fiscal Months.

Notwithstanding the foregoing priority of disbursements, Manager agrees that Owner shall have the right to defer and accrue items described under subsection (d) and subsection (e) above for up to two (2) months per Fiscal Year in order to accommodate the seasonal nature of the Hotel’s business; provided, however, that all such deferred and accrued amounts must be fully funded by the end of each Fiscal Year, all as to be agreed by Owner and Manager as part of the Yearly Budget. If all such deferred and accrued amounts are not fully funded by the end of the Fiscal Year, Manager shall have the right to fully fund the deficit before making the disbursement set forth in Section 9.02 at the end of each Fiscal Year.

9.02 Adjustment to Bank Accounts. After the disbursements pursuant to Section 9.01 (including reasonable provisions for periodic disbursements not made on a monthly basis), any excess funds remaining in the Bank Account into which Gross Revenues are so deposited over the Target Bank Balance will then be disbursed to Owner on or before the 20th day of each month. Accordingly, any deficiency or projected shortfall in the Bank Accounts shall promptly be funded by Owner as required in Section 7.03(a). Notwithstanding that Manager is authorized to and will make the disbursements described above in the order set forth and to the extent funds are available, Owner is ultimately solely liable for all Operating Costs and Ownership Costs. Owner shall at all times promptly make available, to the extent not provided by the Gross Revenue of the Hotel, the necessary funds to enable Manager to operate the Hotel as contemplated in this Agreement. Manager shall have no responsibility to incur obligations for or on account of the Hotel or to perform services requiring Manager to incur or pay obligations of the Hotel unless Manager is reasonably assured that funds to discharge such obligations will be available as the amounts come due.

ARTICLE 10

CERTAIN OTHER SERVICES

10.01 Optional Services. Owner acknowledges that Manager and its affiliates sometimes provide separate, optional services which may relate to the Hotel in addition to those which are encompassed by this Agreement, such as, by way of example, construction project management or technical services including design, architectural, engineering, auditing and estimating services. Owner agrees to consider in good faith any proposals presented to it by Manager or any of Manager’s affiliates for such additional services relative to the Hotel; it being understood, however that this Section shall in no event be construed to require Owner to accept any such proposals.

10.02 Purchasing. In making purchasing decisions with respect to products and service used in the operation of the Hotel, Manager will exercise reasonable business judgment in accordance with the standards in this Agreement generally applicable to management of the Hotel. Manager will act in a manner that enables Owner and the Hotel to gain the same benefits with respect to purchasing as are made available to other hotels of the same category as the Hotel which hotels are owned or operated by Manager of its affiliates. In the aggregate of all purchasing decisions Manager will give consideration to relevant competitive standards and practices among potential suppliers, taking into account the same price, quality, service and other considerations which would be applied to a supplier unrelated to Manager, and will confirm that the hotel is not being charged amounts in excess of the amount which would be charged to a similarly situated hotel owned or operated by Manager.

Owner acknowledges that Manager, an affiliate of Manager, or an entity in which Manager has an interest, purchases or provides various goods and services used in the operation of the Hotel, and that in such instances, Manager or the related entity sets charges for such goods and services (which may include recovery of costs as well as profit). In addition, Owner acknowledges that Manager or entities related to it may receive rebates, allowances or similar kinds of payments in connection with purchasing activities. Owner agrees that, so long as Manager is acting in accordance with the standards described above, it may make such purchases unless otherwise instructed by Owner in writing. Within thirty (30) days of written request by Owner, Manager will provide Owner with pricing comparison information for such goods and services that Manager has in its possession.

Owner may cancel the foregoing authorization and remove the Hotel from participation in

Manager’s purchasing programs provided (i) Owner has given Manager sixty (60) days advance written notice of its intent to do so, and (ii) Owner has, at least thirty (30) days in advance, arranged for an alternative, comprehensive purchasing program which is sufficient, in Manager’s reasonable business judgment, to meet all of the Hotel’s requirements for the purchase of goods and services.

ARTICLE 11

SIGNS AND SERVICE MARKS

11.01 Intentionally Omitted.

11.02 System Marks. It is understood and agreed by Owner that the name Holiday Inn and all System Marks are the exclusive property of Manager or its Affiliates. Owner agrees and acknowledges the exclusive right of ownership of Manager and its Affiliates to the System Marks and the Reservation System. Owner hereby disclaims any right or interest therein, regardless of the legal protection afforded thereto. Unless the License Agreement remains in full force and effect, in the event of termination or cancellation of this Agreement, whether as a result of a default by Manager or otherwise, Owner shall not hold itself out as, or operate the Hotel as, a Holiday Inn hotel, and will immediately cease using the name Holiday Inn, and all other System Marks in connection with the name or operation of the Hotel as of the Expiration Date. Manager will then have the right to enter the Hotel and to remove all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with the Reservation System. Owner shall not use any System Marks or any part, combination or variation thereof in the name of any partnership, corporation or other business entity, nor allow the use thereof by others. Owner shall not make, or allow others to make, reference to any System Marks, or any combination or variation thereof, directly or indirectly, in connection with Owner’s participation in a public sale of securities or other comparable means of financing without the prior written consent of Manager or its affiliate as applicable, which may be withheld in its sole discretion.

11.03 System Mark Litigation. In the event the Hotel, Owner or Manager is the subject of any litigation or action brought by any party seeking to claim rights in or to restrain the use of any System Mark used by Manager in connection with the Hotel, then any such litigation or action will be defended entirely by and at the expense of Manager, notwithstanding that Manager may or may not be named as a party thereto. The Owner shall not have the right to bring suit against any user of any System Mark with respect to the System Mark. In all cases the conduct of any suit whether brought by Manager or instituted against Owner and/or Manager shall be under the absolute control of counsel to be nominated and retained by Manager notwithstanding that Manager may not be a party to such suit. Manager shall hold Owner harmless from and indemnify Owner against any amounts voluntarily paid in connection with a settlement and any judgments or awards of any court or administrative agency of competent jurisdiction, whether such awards be in the form of damages, costs or otherwise which Owner is required to pay as a result of Manager using any of its System Marks as the name of or in connection with the operation of the Hotel in accordance with the terms of this Agreement.

ARTICLE 12

INSURANCE

12.01 Insurance Coverage. Owner agrees to procure and maintain, at its expense and at all times during the Initial Term and any Renewal Term(s), reasonable and adequate amounts of casualty, liability and other usual and customary types of insurance, including, but not limited to, the minimum insurance coverages set forth in Exhibit “C” attached hereto. Owner acknowledges and agrees that Manager has not made any representations or warranties regarding the adequacy of the insurance coverages set forth in Exhibit “C” to Owner or Owner’s shareholders, partners, members, agents, or employees. Manager agrees to procure and maintain the insurance coverages set forth in Exhibit “C-1” attached hereto.

12.02 Insurance Policies.

(a) All insurance provided for under this Article 12 must be effected by policies issued by insurance companies of good reputation and of sound financial responsibility and will be subject to Manager’s reasonable approval.

(b) Notwithstanding anything herein to the contrary, this Agreement will not be effective until all required insurance coverage has been obtained and evidence thereof has been furnished to Manager; provided, however, that certificates of insurance will be delivered to Manager within thirty (30) days after the Effective Date.

(c) All insurance policies shall be issued in the name of Owner with Manager being named as an additional insured.

(d) Subject to the rights of a mortgagee under any Authorized Mortgage, all insurance policies shall be endorsed specifically to provide that the proceeds of any building, contents, crime or business interruption losses will be payable to Owner and Manager jointly, as their interests may appear as “owner” or “manager.” All such policies of insurance shall also be endorsed specifically to provide that such policies may not be canceled or materially changed without at least thirty (30) days’ prior written notice to Owner and Manager:

Certificates of insurance for Manager will be sent to:

Six Continents Resources, Inc.
c/o Six Continents Hotels, Inc.
Risk Management Department
Three Ravinia Drive
Suite 2900
Atlanta, Georgia 30346-2149
Attn: Risk Manager

ARTICLE 13

INDEMNITY AND RELATED MATTERS

13.01 Scope.

(a) Subject to Section 13.01(c) of this Agreement, Owner shall indemnify and hold Manager free and harmless from any liability for injury to persons or damage to property by reason of any cause, arising out of or related in any way to the performance of this Agreement by Manager, its agents, employees or independent contractors, either in the Hotel or elsewhere, irrespective of whether negligence on the part of Manager, its agents, employees or independent contractors is alleged.

(b) Subject to Section 13.01(c) of this Agreement, Owner shall reimburse Manager upon demand for any money or other property which Manager is required to pay out for any reason whatsoever related to Manager’s performance under this Agreement, whether the payment is for Operating Costs or Ownership Costs or any other costs, charges or debts incurred or assumed by Manager, or any other party, or for judgments, settlements or expenses in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Manager or Owner jointly or severally, affecting or because of the condition or use of the Hotel, or acts or failure to act of Manager, employees, agents or independent contractors of Manager, Owner, employees, agents or independent contractors of Owner, or arising out of or based upon any law, regulation, requirement, contract or award relating to the hours of employment, working conditions, wages and/or compensation of employees or former employees of Owner, or for any other cause in connection with the Hotel, unless such payment is a matter for which Manager is obligated to indemnify Owner under the terms of this Agreement.

(c) Notwithstanding the foregoing, Owner shall not be liable to indemnify and hold Manager harmless from any such liability which is finally determined by a judgment in litigation to result from the gross negligence or willful misconduct of Manager. Manager shall indemnify and hold Owner free and harmless from any liability for injury to persons or damage to property arising out of the gross negligence, willful misconduct, or fraudulent activities of Manager, its agents, employees or independent contractors in connection with Manager’s performance or non-performance under the terms of this Agreement.

13.02 Defense. Except as provided in Section 13.01(c) of this Agreement, Owner shall defend, promptly and diligently at Owner’s expense, any claim, action or proceeding brought against Manager or Owner jointly or severally arising out of or connected with any of the matters referred to in Section 13.01(a) or 13.01(b), and hold Manager harmless and fully indemnify Manager from any judgment, liability, loss or settlement on account thereof.

13.03 Waiver of Subrogation. To the fullest extent permitted by law, Owner hereby waives any and all right of subrogation and right of recovery or cause of action, and agrees to release the Manager from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect at the time of such loss or damage (or which would have been covered if Owner was carrying the insurance required by this Agreement). Said waivers are in addition to, and not in limitation or derogation of, any other waiver or release contained in this Agreement. Written notice of the terms of the above waivers shall be given to the insurance carriers of Owner and the insurance policies shall be properly endorsed, if necessary, to prevent the invalidation of said policies by reason of such waivers. Owner shall require inclusion in all policies of property insurance, general liability insurance and all other forms of insurance required by the terms of this Agreement a waiver by the insurer of all right of subrogation against Manager in connection with any loss or damage thereby insured against.

ARTICLE 14

DAMAGE TO AND DESTRUCTION OF THE HOTEL

14.01 Obligation to Restore. At its cost, Owner agrees, subject to the provisions of this Article 14 and to the terms of any Authorized Mortgage then in effect, to repair, restore, rebuild or replace any damage to, or impairment or destruction of, the Hotel from fire or other casualty. If Owner fails to undertake such work within one hundred twenty (120) days after the fire or other casualty, or fails to complete the same diligently, Manager may, but will not be obligated to, undertake or complete such work for the account of Owner and will be entitled to be repaid therefor with reasonable interest, and all the proceeds of any insurance covering such loss or other casualty will be payable to Manager for that purpose.

14.02 Termination Option. In the event the Building is destroyed or substantially destroyed (over seventy percent (70%) of the Building affected) during the Initial Term or any Renewal Terms by fire or other casualty, Owner shall have the right not to repair, restore, rebuild or replace the Building and in such event, Owner will have the right, upon notice served to Manager within sixty (60) days after such fire or other casualty, to terminate this Agreement. In the event Owner exercises the foregoing termination right, Owner shall pay Manager the Termination Fee set forth in Section 8.03 of this Agreement, together with the unamortized portion of the Enhancement. If Owner does not elect to terminate this Agreement, Owner agrees, at its cost, to repair, restore, rebuild or replace such damage, impairment or destruction. If Owner fails to undertake such work within one hundred twenty (120) days after the fire or other casualty or fails to complete the same diligently, Manager, without prejudice to its rights to repair, restore, rebuild or replace such damage, impairment or destruction for and on behalf of Owner and its rights and remedies upon undertaking any such work provided for in this Article 14, may, at its election, terminate this Agreement upon delivery of thirty (30) days written notice to Owner, and in addition to any other sums due to Manager from Owner, Owner shall pay Manager the Termination Fee, together with the unamortized portion of the Enhancement.

ARTICLE 15

CONDEMNATION

15.01 Termination. If the whole of the Hotel is taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion thereof is taken or condemned as to make it imprudent or unreasonable, in Manager’s opinion, to use the remaining portion as a hotel of the type and class immediately contemplated by this Agreement, then in either of such events this Agreement shall terminate as of the date of such taking or condemnation, but any award for such taking or condemnation shall, after deduction of any fees, payments or reimbursements then due Manager (including the Termination Fee set forth in Section 8.03 of this Agreement and the unamortized portion of the Enhancement) and any sums required to be paid to the mortgagee under any Authorized Mortgage, be paid to Owner.

15.02 Restoration and Continuation. If only a part of the Hotel is taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in Owner and Manager’s reasonable opinion, to operate the remainder as a hotel of the type and class contemplated by this Agreement, this Agreement will not terminate. However, out of any award to Owner, so much thereof as shall be reasonably necessary to alter or modify the Hotel, or any part thereof, or to repair any damage so as to render the Hotel a complete and satisfactory architectural unit as a hotel of the same type and class as it is contemplated by this Agreement shall be employed by Owner or otherwise made available to Manager for that purpose. The balance of the award, after deduction of the sum necessary for restoration, shall be fairly and equitably apportioned between Owner and Manager so as to compensate Manager for any loss of income resulting or to result from the taking or condemnation. Notwithstanding the foregoing, should the Building be substantially taken or condemned (over seventy percent (70%) of the Building affected), Owner shall have the right not to repair, restore, modify or alter the Building and in such event, Owner will have the right, upon notice served to Manager within sixty (60) days after the date of such condemnation, to terminate this Agreement. In the event Owner exercises the foregoing termination right, Owner shall pay Manager the Termination Fee set forth in Section 8.03 of this Agreement, together with the unamortized portion of the Enhancement.

ARTICLE 16

DEFAULT AND TERMINATION

16.01 Events of Default. Subject to the provisions of Article 22, it will be an event of default hereunder if any one or more of the following occurs (“Event of Default”):

(a) The breach, default or non-compliance in any material respect by either party with any covenants, obligations or agreements to be performed by such party under this Agreement, followed by written notice of such breach, default or non-compliance from the other party to the breaching or defaulting party (and to the mortgagee or mortgagees under any Authorized Mortgage if Owner is the defaulting party) and failure of such defaulting party (or such mortgagee if Owner is the defaulting party) to remedy or correct such breach, default or non-compliance within thirty (30) days after receipt of such notice. If the breach, default or non-compliance is other than for the payment of money and is also of a nature that it cannot reasonably be cured within such thirty (30) day period, then the defaulting party will not be considered to be in default, and an Event of Default will not be deemed to have occurred, so long as the defaulting party commences and diligently pursues a cure of such default within such thirty (30) day period and continues to pursue a cure to completion with diligence and continuity; or

(b) If an event of default occurs under the License Agreement and continues beyond applicable notice and cure periods; or

(c) If: (i) a party is voluntarily or involuntarily dissolved; applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; files a voluntary petition in bankruptcy (or has filed against it an involuntary petition in bankruptcy which has not been dismissed within sixty (60) days after filing) or otherwise voluntarily avails itself of any federal or state laws for the relief of debtors; admits in writing its inability to pay its debts as they become due; makes a general assignment for the benefit of creditors; files a petition (or has filed against it any such petition which has not been dismissed within sixty (60) days after filing) or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law; or files an answer admitting the material allegations of any petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (ii) an order, judgment or decree is entered by any court of competent jurisdiction, on the application of any one or more creditors of such party, adjudicating such party to be bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee or liquidator of all or a substantial part of its assets, and such order, judgment or decree becomes final; or (iii) a party is directly or indirectly owned or controlled by another company or entity and an event described in sub-sections (b)(i) or (ii) occurs with respect to any company or entity owning or controlling such party; or (iv) if Owner conveys title to the Hotel or any part thereof in lieu of foreclosure of any security interest in the Hotel or if an action to foreclose any security interest in the Hotel or any part thereof is instituted against Owner and is not dismissed within sixty (60) days thereafter.

16.02 Default Termination.

(a) If an Event of Default occurs and has not been cured within the cure period described above, this Agreement shall terminate at the election of the Non-Defaulting Party. Notice of termination pursuant to this Article 16 may be given by the Non-Defaulting Party to the Defaulting Party at any time prior to the curing of such Event of Default, and such termination shall be effective as of the date specified in such notice of termination, which date shall be not less than thirty (30) and not more than one hundred twenty (120) days after the date of such notice.

(b) Unless the License Agreement remains in full force and effect, Owner will have no right from and after the date of termination of this Agreement to use the System Marks or to operate the Hotel as a Holiday Inn hotel. Further, Owner will have no right whatsoever from and after the date of termination to make use of or to dispose of any Furnishings and Equipment, Operating Equipment and Operating Supplies bearing or incorporating any System Marks of Manager except upon and in accordance with the terms and provisions of this Section 16.02. Specifically, it is understood and agreed that Owner may not make any use of such property from and after such effective date unless Owner is specifically authorized in writing (whether under license from Manager or otherwise, but other than by this Agreement) to use property bearing any System Marks of Manager, nor may Owner dispose of such property to any person or entity whatsoever unless such person or entity is specifically authorized in writing by Manager (whether under license from Manager or otherwise) to use property bearing or incorporating any System Marks of Manager.

(c) If this Agreement is terminated by either Owner or Manager for any reason, then Owner will immediately pay to Manager all amounts due and owing under this Agreement through the effective date of such termination including any applicable termination fees or damages.

(d) The waiver by any party of any one Event of Default will not be construed as a waiver by that party of any other Event of Default.

(e) The terms of this Agreement shall not be deemed to impair the right of any party to exercise any other right or remedy it may have at law or equity, whether for damages, injunction, specific performance or otherwise, upon any breach or termination hereof.

16.03 Post Termination Obligations. Upon expiration or termination of this Agreement for any reason, Owner and Manager shall proceed as follows:

(a) Within sixty (60) days following the effective date of such expiration or termination, Manager will prepare and submit to Owner a final accounting of the results of Hotel operations and all accounts between Owner and Manager through the effective date of such expiration or termination. Said final accounting will promptly be submitted by Manager to Owner for its approval. Owner shall not unreasonably withhold or delay its approval of the final accounting.

(b) Within thirty (30) days following its receipt of the final accounting, Owner will either notify Manager that Owner has approved the final accounting or will provide Manager a written statement of Owner’s disapproval, together with an explanation of the specific reasons for such disapproval in such reasonable detail as will allow Manager to respond to or address Owner’s concerns. Failure by Owner to timely respond to the final accounting will be deemed Owner’s approval of the same.

(d) Once the final accounting has been approved or deemed approved by any of the methods described above, Owner shall pay to Manager all remaining amounts owed to Manager shown by such final accounting no later than thirty (30) days from approval or deemed approval of the final accounting (or, if the final accounting shows Manager has received an overpayment previously, then Manager shall pay to Owner the amounts owed to Owner as shown by the final accounting no later than thirty (30) days from the approval or deemed approval of the final accounting), and any funds remaining in the Bank Account will be paid to Owner.

(e) On the effective date of such expiration or termination, Manager will promptly deliver to Owner all books and records of the Hotel, provided that Manager may retain copies of any of the same for Manager’s records. Manager will not be required to deliver to Owner any information or materials (including software, database, manuals and technical information) which are proprietary property of Manager. Notwithstanding the foregoing, Manager will deliver all information relating to future bookings, sales contracts and other information directly relating to the historic or future operation of the Hotel. From and after Manager’s delivery of such books and records (including but not limited to purchase orders and purchase invoices) to Owner, Owner will have sole responsibility for (i) maintaining such books and records, (ii) responding to any inquiries and conducting any audits of any of such books and records (including but not limited to any audit of sales, use, gross receipts, hotel occupancy, property, withholding or similar taxes); provided, however, that Manager agrees to cooperate with any such inquiries and audits, and (iii) payment of any and all costs associated with any such audit (including but not limited to any interest and penalties, unless such penalties are the result of Manager’s negligence or misconduct, in which case Manager shall be responsible for such penalties). Manager agrees to reasonably cooperate with Owner, at no cost to Manager, to the extent necessary or appropriate for the response to any such inquiry or the conduct of any such audit. Owner agrees to indemnify and hold Manager harmless from and against any and all loss, cost, liability, damage, claim or expense (including but not limited to reasonable attorney fees and court costs) incurred by Manager, any Affiliate of Manager or any of their respective officers, directors, agents or representatives in connection with any inquiry or audit described in this Section 16.03(e) except to the extent that such loss, cost, liability, damage, claim or expense results from Manager’s gross negligence or willful misconduct.

(f) On the effective date of such expiration or termination, Manager will deliver possession of the Hotel, together with any and all keys or other access devices, to Owner, subject to the prior or simultaneous removal from the Hotel of any items of FF&E, Operating Equipment, or other personal property bearing or incorporating the System Marks (unless the License Agreement remains in full force and effect). In addition, Manager shall provide Owner with information on employee health claims and worker’s compensation history, but will not provide complete copies of employee records.

(g) On the effective date of such expiration or termination Manager will assign to Owner, and Owner will assume, all booking, reservation, service and operating contracts relating exclusively to the operation of the hotel and entered into in the ordinary course of business by Manager. Owner agrees to indemnify and hold Manager harmless from liability or other obligations under any such agreements relating to acts or occurrences, including Owner’s failure to perform, on or after the effective date of such assignment.

(h) Manager will reasonably cooperate with Owner as may be necessary for the transfer of any and all Hotel licenses and permits to Owner or Owner’s designee; provided, however, such cooperation will be at no cost to Manager. The provisions of this Section 16.03 shall survive the expiration or termination of this Agreement.

ARTICLE 17

NOTICES

17.01 Procedure. All notices or other communications provided for in this Agreement shall be in writing and personally served or sent by any internationally recognized express delivery service, or by confirmed facsimile transmission followed immediately by a postage prepaid Registered or Certified Letter at the following address until such time as written notice, as provided hereby, of a change of address with a new address to be used thereafter is delivered the other party:

OWNER:	Hotel Venture Limited Partnership
c/o Circa Capital Corporation
3100 McKinnon, Suite 1080
Dallas, Texas 75201
Attn: Lamont Meek
Facsimile: (214) 954-4160

MANAGER:	Six Continents Resources, Inc.
c/o Six Continents Hotels, Inc.
Three Ravinia Drive, Suite 2900
Atlanta, Georgia 30346
Attn: Vice President of Operations
Facsimile: (770) 604-8875

with a copy to:	Six Continents Resources, Inc.
c/o Six Continents Hotels, Inc.
Three Ravinia Drive, Suite 2900
Atlanta, Georgia 30346
Attn: General Counsel - Operations
Facsimile: (770) 604-5802

The delivery and receipt of any such notice will be presumed to have occurred at the address to which it is sent within seventy-two (72) hours, but such presumption will be rebuttable. Upon request, a party shall send copies of any notice or communication by ordinary mail as instructed by the other party.

ARTICLE 18

RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

18.01 Relationship. Manager shall be the agent of Owner with a limited agency solely for the purpose of operating the Hotel and carrying out ordinary and customary transactions for that purpose. Manager shall not be a fiduciary and shall not be held to have fiduciary duties to Owner by virtue of this Agreement. Owner and Manager shall not be construed as joint venturers or partners of each other, and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Manager shall not constitute a tenant or subtenant of Owner and this Agreement shall not constitute Owner a franchisee of Manager or of any of Manager’s affiliates. This Agreement shall not create a franchise or a franchisor/franchisee relationship within the meaning of the Federal Trade Commission Act, any rule or regulation promulgated, or any other state or federal law, rule regulation, administrative or judicial decision.

18.02 Contractual Authority. Manager is authorized to make, enter into and perform in the name of, for the account of, on behalf of and at the expense of Owner any contracts and agreements deemed necessary in Manager’s commercially reasonable judgment in order to carry out the terms and conditions of this Agreement; provided, however, that no contract or agreement with a term in excess of one (1) year (unless expressly terminable on thirty (30) days notice), if not included in the Yearly Budget, may be entered into without Owner’s prior written approval, which approval shall not be unreasonably withheld or delayed. The foregoing dollar amounts are based upon the purchasing power of money at the Effective Date and shall be periodically adjusted by Manager with reference to the then current Consumer Price Index to retain the same purchasing power.

18.03 Further Actions. Owner agrees to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

ARTICLE 19

APPLICABLE LAW

19.01 Scope. The interpretation, validity and performance of this Agreement will be governed by the laws of the jurisdiction in which the Hotel is located. In the event any court or competent judicial authority holds or declares that the law of another jurisdiction is applicable, this Agreement will remain enforceable under the laws of that jurisdiction. If any of the terms and provisions hereof are held invalid or unenforceable for any reason, such invalidity or unenforceability will in no event affect any of the other terms or provisions hereof, all such other terms and provisions to be valid and enforceable to the fullest extent permitted by law; provided, however, if in any event any material part of one party’s obligations under this Agreement are declared invalid or unenforceable, the other party will have the option to terminate this Agreement.

ARTICLE 20

SUCCESSORS AND ASSIGNS

20.01 Assignment by Manager. Owner’s consent will not be required for Manager to assign any of its rights or interests as Manager hereunder to any parent, subsidiary or Affiliate of Manager, provided that any such assignee agrees to be bound by the terms and conditions of this Agreement. Manager may transfer this Agreement and its rights hereunder to a successor by merger or otherwise by law, provided that such successor acquires all of Manager’s rights in the use of the Brand and the System Marks and the right to participate in the benefits of the Brand Standards and the Reservation System.

20.02 Assignment pursuant to an Authorized Mortgage. Owner may assign its interest in the Agreement together with all of its interest in the Hotel to a mortgagee who is a recognized institutional source of hotel loans and holds in its own name (whether or not participated with others) an Authorized Mortgage. An “Authorized Mortgage” is defined to mean a first priority mortgage, pledge or encumbrance of or other form of security interest in the assets constituting the Hotel which provides, at a minimum, that (i) such mortgage, pledge, encumbrance or security interest shall contain terms which are reasonable and customary in similar transactions; (ii) the lien shall not be cross-collateralized outside of the pool of hotels listed on Exhibit “D” or the obligation cross-defaulted with any other obligation, (iii) if the loan secured by such encumbrance is made after completion of construction of the Hotel, at the time the lien is first attached the loan does not require a debt service coverage ratio of 1.3:1, nor allow a loan-to-value ratio of greater than eighty percent (80%); (iv) this Agreement shall not be subject to forfeiture or termination in the event of a default or foreclosure under such mortgage, pledge, encumbrance or security interest; and (vi) in the event of default, foreclosure or the exercise of any remedy available to the mortgagee thereunder, this Agreement and Manager’s rights hereunder, including Manager’s right to manage and operate the Hotel as a Holiday Inn hotel, may not be disturbed. The foregoing shall be applicable both to original financing and to any refinancing.

20.03 Assignment by Owner. Owner may not assign (or permit the assignment of) any of Owner’s interest in this Agreement or in any manner, either directly or indirectly, partition (or seek the partition of), sell, assign or transfer any of its rights or interests in the Hotel or permit (except by testate or intestate succession) a change in a fifty percent (50%) or more equity or profit sharing interest in Owner, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Manager. If at any time after the Effective Date hereof, without the prior written consent of Manager, (a) a change of fifty percent (50%) or more equity or profit sharing interest in Owner occurs (except by testate or intestate succession), (b) Owner or any other party partitions (or seeks the partition of), sells, transfers or assigns the whole or any part of its interest(s) in the Hotel or any of Owner’s interest in this Agreement or (c) any mortgage, pledge, encumbrance or similar security interest, other than an Authorized Mortgage, is placed upon the Hotel or any part thereof or interest therein, Manager may elect to terminate this Agreement (which termination will be effective thirty (30) days after Manager’s service upon Owner of written notice of its election to terminate). In the event this Agreement is terminated (whether by election of Manager or otherwise) due to any of the foregoing causes, Owner shall be obligated to pay to Manager a Termination Fee as provided in Section 8.03, together with the unamortized portion of the Enhancement.

20.04 Binding Effect. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, sale, pledge, encumbrance, mortgage, lease or sublease by or through Owner, as the case may be, in violation of the provisions of this Agreement shall vest any rights in the assignee, transferee, purchaser, secured party, mortgagee, pledgee, lessee, sublessee or occupant.

ARTICLE 21

RECORDING

21.01 Memorandum of Agreement. Manager and Owner agree that no Memorandum of this Agreement will be recorded in the land records of the State and County where the Hotel is located.

ARTICLE 22

FORCE MAJEURE

22.01 Operation of Hotel. If at any time during the Initial Term and any Renewal Term(s) hereof it becomes necessary in Manager’s reasonable opinion to cease or alter operations at the Hotel in order to protect the health, safety and welfare of the guests and/or employees of the Hotel, or the Hotel itself, for reasons of force majeure beyond the control of Manager such as, but not limited to, acts of war, insurrection, civil strife and commotion, labor unrest or acts of God, then in such event Manager may close and cease or alter operation of all or part of the Hotel, reopening and commencing or resuming operation when Manager deems that such may be done without jeopardy to the Hotel, its guests and employees.

22.02 Extension of Time. Owner and Manager agree that, with respect to any obligation, other than the payment of money, to be performed by a party during the Initial Term and any Renewal Term(s) of this Agreement, neither party will be liable for failure so to perform when prevented by any force majeure cause such as strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, failure of supply or inability, by the exercise of reasonable diligence, to obtain supplies, parts or employees necessary to perform such obligation, or war or other emergency. The time within which such obligation must be performed will be extended for a period of time equivalent to the number of days of delay from such cause.

ARTICLE 23

GENERAL PROVISIONS

23.01 Authorization. Owner represents that it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. Manager represents it has full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request each party will furnish the other evidence of such authority.

23.02 Interest. Any amount payable to Manager hereunder which is not paid when due shall accrue interest from the date due until paid at the lesser of: (a) the highest legal limit, or (b) two percent (2%) over the prime rate of interest charged by Citibank, New York, New York, to borrowers on ninety day unsecured commercial loans, as the same may be changed from time to time.

23.03 Formalities. Any amendment or modification of this Agreement must be in writing signed by all parties hereto. This Agreement may be executed in one or more counterparts, each of which will be deemed an original. The captions for each Article are intended for convenience only.

23.04 Documents. Throughout the Initial Term and any Renewal Term(s) hereof, Owner agrees to furnish Manager copies of all property tax and insurance statements, all financing documents (including notes and mortgages) relating to the Hotel and such other documents pertaining to the Hotel as Manager may request.

23.05 Consent. Whenever under this Agreement the consent or approval of a party is required before the other party may proceed or take certain action, or before an act or proceeding is effective, such consent or approval shall not be unreasonably withheld or delayed.

23.06 Time. Time is of the essence with respect to this Agreement.

23.07 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees.

23.08 Other Hotels. Manager hereby agrees that sales and marketing information (including but not limited to advertising strategies) that is proprietary to the Hotel shall not be shared by Manager with any other hotel product that is owned or managed by Manager or its Affiliates in the metropolitan statistical area in which the Hotel is located without Owner’s prior written approval.

ARTICLE 24

SALE OF HOTEL TO THIRD PARTY; MANAGEMENT AGREEMENT

24.01 Sale to Third Party

(a) In the event that Owner consummates the transfer of the Hotel to a third party purchaser approved by Manager (such approval to be in the exercise of Manager’s reasonable business judgment and underwriting policies) and such third party purchaser elects to retain this Agreement, the third party purchaser shall execute and deliver to Manager an amendment and restatement of this Agreement confirming all the terms hereof, and assuming all of the obligations of Owner hereunder, including, without limitation, assumption of the unamortized portion of the Enhancement and the Guaranty, at which time Owner shall have no further liability under this Agreement or the Guaranty.

(b) In the event that Owner consummates the transfer of the Hotel to a third party purchaser and such third party purchaser elects to terminate this Agreement, upon the transfer of the Hotel, in addition to any other amounts payable to Manager hereunder, Owner shall pay the Termination Fee set forth in Section 8.03 of this Agreement, together with the unamortized portion of the Enhancement.

ARTICLE 25

DEFINITIONS

25.01 Definitions. As used herein the following terms shall have the meanings provided below:

(a) Accounting Fee – the fee paid to Manager pursuant to Section 8.02.

(b) Accounting Principles - generally accepted accounting principles and procedures, based on the then current edition of “the Uniform System of Accounts for the Lodging Industry”, published by the Educational Institute of the American Hotel and Motel Association, as consistently applied by Manager in accounting for the operations at hotels owned, leased and operated, or managed by Manager or its subsidiaries, all as may be amended or modified from time to time by Manager.

(c) Adjusted Gross Revenues - Gross Revenues less (to the extent such items have been included in Gross Revenues): (i) gratuities or service charges added to a customer’s bill; (ii) credits or refunds made to customers, guests or patrons; (iii) sums and credits (other than those already excluded from Gross Revenues) received by Owner for lost or damaged merchandise; (iv) sales taxes, excise taxes, use taxes, gross receipts taxes, admission taxes, entertainment taxes, tourist taxes or charges, and similar charges required by law to be collected from patrons or guests or as part of the sale price for goods, services or entertainment which must be remitted to governmental authorities; (v) proceeds from the sale or other disposition of the Hotel, Furnishings and Equipment or other assets of the Hotel; (vi) interest paid with respect to the Reserve Fund or any Bank Accounts; (vii) fire and extended coverage insurance proceeds or other insurance proceeds payable in connection with any property casualty loss; (viii) condemnation awards; and (ix) proceeds of financing or refinancing of the Hotel.

(d) Affiliate – any entity which owns or controls another entity, is owned or controlled by such entity or which is under common ownership or control with such entity is an “affiliate” of such entity, and the two entities are “affiliated entities”; for purposes of this definition, “ownership” shall include and be limited to 50.1% or more of the equity interest.

(e) Authorized Mortgage – shall have the meaning provided in Section 20.

(f) Bank Accounts – one or more bank accounts necessary for the operation of the Hotel established in Owner’s name at a bank selected by as provided in Section 7.03.

(g) Base Management Fee – the fee paid to Manager pursuant to Section 8.01(a).

(h) Brand – the Holiday Inn hotel service marks, the Brand Standards, and all of the attributes and features customarily associated with the Holiday Inn hotel chain in North America from time to time.

(i) Brand Standards – the standards of operation from time to time in effect at substantially all hotels similar to the Hotel which are operated under the Holiday Inn name, which standard shall include but not be limited to standards of operation from time to time required of owners of similar hotels or may be specified in manuals and other guidelines provided by the owner of the System Marks or its affiliates. Brand Standards may include changed or upgraded service and equipment standards instituted in future to maintain the Brand’s competitive market position.

(j) Building - all buildings, structures and improvements now or hereafter located on the Site, and all fixtures and equipment attached to, forming a part of and necessary for the operation of such buildings, structures and improvements as a hotel (including, without limitation, heating, lighting, sanitary, air-conditioning, laundry, refrigeration, kitchen, elevator and similar items) having guest sleeping rooms, each with bath, and such (i) restaurants, bars, banquet, meeting and other public areas; (ii) commercial space, including concessions and shops; (iii) parking facilities and areas; (iv) storage and service areas; (v) recreational facilities and areas; (vi) permanently affixed signage; (vii) public grounds and gardens; and (viii) other facilities and appurtenances, as may hereafter be attached to and form a part of the Building in accordance with this Agreement

(k) Capital Replacements – acquisition, installation, and replacement of (i) FF&E, and (ii) capital items as required to maintain the Hotel and comply with Brand Standards.

(l) Capital Replacements Budget – the annual budget for Capital Replacements in the Hotel, covering a Fiscal Year, as prepared by Manager and approved by Owner as part of a Yearly Budget. References to Yearly Budget shall be deemed to incorporate the Capital Replacement Budget unless specifically excluded.

(m) Consumer Price Index – the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the United States Bureau of Labor Statistics.

(n) Debt Service – the payments of principal (assuming not more than 20 year amortization by constant payments) and interest required under any Authorized Mortgage.

(o) Defaulting Party - The party responsible for the occurrence of an Event of Default or on account of whom an Event of Default has occurred.

(p) Effective Date – July 1, 2002.

(q) Event of Default – the occurrence of any one or more of the events set forth in Article 16.01(a) or (b).

(r) Expiration Date – June 30, 2012.

(s) Fiscal Month - a calendar month.

(t) Fiscal Year - twelve calendar months ending December 31 of each year.

(u) Furniture, Fixtures and Equipment or FF&E - all furniture, furnishings and equipment (excepting “Operating Equipment” as hereinafter defined) now or hereafter located and installed in or about the Hotel which are used in the operation thereof as a hotel in accordance with the standards set forth in this Agreement, including, without limitation (i) office furnishings and equipment; (ii) specialized hotel equipment necessary for the operation of any portion of the Building as a Holiday Inn hotel, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial space, parking areas, and recreational facilities; and (iii) all other furnishings and equipment hereafter located and installed in or about the Building which are used in the operation of the Building as a Holiday Inn hotel in accordance with the standards set forth in this Agreement.

(v) Gross Operating Profit - the amount, if any, by which Adjusted Gross Revenues for any period exceed “Operating Costs” for the same period.

(w) Gross Revenue - all revenues and income of any nature derived directly or indirectly from the Hotel or from the use or operation thereof, including without limitation room sales; food and beverage sales; telephone, telegraph, fax and internet revenues; rental or other payments from lessees, subleases, concessionaires and others occupying or using space or rendering services at the Hotel (but not the gross receipts of such lessees, subleases or concessionaires); interest on the Reserve Account or any Bank Accounts; and the actual cash proceeds of business interruption, use, occupancy or similar insurance.

(x) Guaranty – that certain Guaranty of even date herewith executed by Circa Capital Corporation, the general partner of Owner, for the benefit of Manager and securing the repayment obligations with respect to the Enhancement .

(y) Hotel - a collective term for the Owner’s interest in the Site, the Building, the Furniture, Fixtures and Equipment, the Operating Equipment and the Operating Supplies.

(z) Incentive Management Fee - the fee paid to Manager pursuant to Section 8.01(b).

(aa) Initial Term – the period of time commencing on the Effective Date and continuing until the Expiration Date of the Initial Term as provided in Section 2.02.

(bb) License Agreement – as defined in Recital C.

(cc) Non-Defaulting Party – the party to this Agreement who is not responsible for an Event of Default.

(dd) Operating Cost(s) - The term “Operating Cost(s)” shall mean and refer to the entire cost and expense of maintaining, operating and supervising the operation of the Hotel. Operating Costs shall be the sum of such costs and expenses as are normally charged as a cost of operation under the Accounting Principles, including, without limitation:

i.	the cost of Operating Supplies, wages, salaries and employee fringe benefits, advertising and promotional expenses, the cost of personnel training programs, utility and energy costs, operating licenses and permits, maintenance costs, and equipment rentals;

ii.	all expenditures made for maintenance and repairs to keep the Hotel in good condition and repair;

iii.	premiums for Workers’ Compensation Insurance, Employment Practices Liability Insurance and Comprehensive General Liability Insurance (including Automobile or Liquor Liability);

iv.	the Base Management Fee; and

v.	the Accounting Fee payable to Manager as provided in Section 8.02 and all reimbursements due Manager.

(ee) Operating Equipment - non-consumable equipment and supplies required for the operation of the Hotel, including chinaware, glassware, linens, silverware, utensils, uniforms, and all other non-consumable supplies.

(ff) Operating Supplies - food and beverages and other consumable items used in the operation of a hotel, such as fuel, soap, cleaning materials, matches, stationery, brochures, folios and all other items used in the routine operation of the Hotel which are consumable by nature.

(gg) Ownership Costs - all costs of operating or owning the Hotel other than those which are within the definition of Operating Costs, including, without limitation:

i.	depreciation of the Building, Furniture, Fixtures and Equipment and Operating Equipment;

ii.	rental payments pursuant to a ground lease, if any, or any other equipment lease or lease financial arrangement;

iii.	amounts due for Debt Service or any other amounts coming due on any mortgage or other debt related to the Hotel; property taxes and assessments; expenditures under Section 6.07, including those for Capital Replacements;

iv.	audit, legal and other professional or special fees not normally chargeable to the Hotel under the Accounting Principles, including but not limited to any of such fees incurred in connection with the handling of inquiries, assessments and audits of sales, use, gross receipts, hotel occupancy, property, withholding or similar taxes;

v.	real estate taxes and assessments and personal property taxes and assessments;

vi.	premiums for property, casualty or fire and extended coverage insurance premiums;

vii.	the Incentive Management Fee; and

viii.	such other costs or expenses which are normally treated as capital expenditures under the Accounting Principles.

(hh) Renewal Term(s) – any period of years extending the Term of this Agreement, commencing upon the expiration of the Initial Term or any extensions thereto, as provided in Section 8.03.

(ii) Reservation System - a computerized network of high speed terrestrial and satellite-linked hardware and data lines connecting hotels, central reservation centers, data processing centers and travel agencies which provides reservations services to hotel brands owned and/or operated by Manager or its affiliates.

(jj) Reserve Account - an interest-bearing account established for funds to be held in reserve for FF&E Replacements as set forth in Section 6.07(b) in Owner’s name at a bank selected by Manager over which Manager’s designees shall be the sole authorized signatories.

(kk) Reserve for FF&E Replacements – amounts paid into the Reserve Account.

(ll) Rooms Revenue – all revenue derived from the rental of guest rooms in the Hotel determined in accordance with the Accounting Principles.

(mm) Site - the parcel or parcels of real estate more particularly described on Exhibit “A”.

(nn) System Marks – all service marks, trademarks, copyrights, trade names, logo types, commercial symbols, patents or other similar rights or registrations now or hereafter held or applied for by Manager or any Affiliate of Manager in connection with the Holiday Inn brand of Hotels.

(oo) Target Bank Balance – as defined in Section 7.03(a).

(pp) Yearly Budget – the annual operating budget of the Hotel, covering a Fiscal Year, as prepared by Manager in accordance with the Accounting Principles and approved by Owner. Such budget may include provision for an operating budget, a business plan, and a Capital Replacement Budget.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the day and year first above written.

OWNER:

HOTEL VENTURE LIMITED PARTNERSHIP,

A Delaware limited partnership

By:	Circa Capital Corporation, a Texas
corporation, its sole general partner

By:
Name:
Title:

Date of Execution:

MANAGER:

SIX CONTINENTS RESOURCES, INC.,

a Delaware corporation

By:
Name:
Title:

Date of Execution:

EXHIBIT “A”

SITE LEGAL DESCRIPTION

[TO BE INSERTED]

EXHIBIT “B”

FORM OF OPERATING STATEMENT

[TO BE INSERTED]

EXHIBIT “C”

MINIMUM INSURANCE COVERAGES

Commercial property insurance written on all-risk form, including, but not limited to, the following on a full replacement cost basis: fire, explosion, lightning, windstorm, hail, smoke, riot or civil commotion, vandalism, sprinkler leakage, flood, boiler and machinery. Coverage shall include Business Interruption and Extra Expense.

Commercial general liability coverage with worldwide jurisdiction (including coverage for liquor liability, product liability, completed operations, contractual liability and Comprehensive Automobile liability in an amount not less than $20,000,000 per occurrence/per location.

Workers’ Compensation and Employer’s Liability.

Comprehensive Crime coverage in an amount equal to not less than $1,000,000.

All coverages to be written on an occurrence form.

EXHIBIT “C-1”

Manager’s Insurance Requirements

1.	Comprehensive Crime Insurance covering all of Manager’s employees assigned to the Hotel and/or responsible for handling funds regardless of location. The limits shall be no less than $500,000 with a deductible no greater than $5,000 per occurrence.

2.	Workers Compensation and Employer’s Liability with limits of $1,000,000 for accident and disease per accident per employee and policy limit (or qualify as a non-subscriber in the State of Texas with excess coverage of at least $1,000,000 for the State of Texas).

3.	Employment Practices coverage with a minimum limit of $1,000,000 and a deductible no greater than $25,000 (in California the deductible shall be no greater than $25,000 plus 10% of the claim), provided that if the premium cost for this coverage exceeds $2,000 per year, then Manager shall be responsible for payment of any premium cost in excess of $2,000.

These requirements are minimum requirements and do not serve to limit Manager’s liability to Owner. Owner agrees that the premiums for coverages provided in 1, 2 and, to the extent provided in 3 above, shall be reimbursed by Owner to Manager to the extent provided in the Yearly Budget. If any such coverages are provided by Manager under a “blanket” policy of coverage, then such reimbursement shall be on an equitable basis in relation to all other properties also covered under such policy.

EXHIBIT “D”

HOTEL PORTFOLIO

1.	Holiday Inn Hotel Towers - Lubbock, Texas
2.	Holiday Inn Park Plaza - Lubbock, Texas
3.	Holiday Inn City Center - Fort Smith, Arkansas
4.	Holiday Inn – Cheyenne, Wyoming
5.	Holiday Inn – Billings, Montana
6.	Holiday Inn – Fresno, California

EXHIBIT “E”

ENHANCEMENT AMORTIZATION

Period:	Unamortized Balance:
Through end of Fiscal Year 1	$500,000.00
Through end of Fiscal Year 2	$450,000.00
Through end of Fiscal Year 3	$400,000.00
Through end of Fiscal Year 4	$350,000.00
Through end of Fiscal Year 5	$300,000.00
Through end of Fiscal Year 6	$250,000.00
Through end of Fiscal Year 7	$200,000.00
Through end of Fiscal Year 8	$150,000.00
Through end of Fiscal Year 9	$100,000.00
Through end of Fiscal Year 10	$50,000.00

MODIFICATION, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT

AGREEMENT FOR THE HOLIDAY INN BILLINGS, MONTANA

This MODIFICATION, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT FOR THE HOLIDAY INN BILLINGS, MONTANA, (“Assignment”), is made as of this 22nd day of July, 2003, by and between Hotel Venture Limited Partnership, (“Assignor”), Hotel Venture East, L.P., (“Assignee”), InterContinental Hotels Group Resources, Inc. f/k/a Six Continents Resources, Inc., (“Manager”) and Circa Capital Corporation, (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain management agreement dated the 31st of May, 2002 by and between Assignor and Manager for the Holiday Inn Billings, Montana, (“the Management Agreement”); and,

WHEREAS, Assignee is a recently formed affiliated entity of Assignor; and,

WHEREAS, Assignor will transfer to Assignee the title to the hotel which is the subject of the Management Agreement (“the Hotel”); and

WHEREAS, Manager, pursuant to this Assignment, desires to authorize the transfer of the Management Agreement to Assignee, and,

WHEREAS, Assignor desires to assign to Assignee all of its interest in and to the Management Agreement, and Assignee and Guarantor desire to accept such assignment, all in connection with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager, Assignor, Assignee and Guarantor hereby agree as follows:

1. Assignment. Assignor hereby assigns, sells, transfers, grants, delivers and conveys to Assignee all of Assignor’s rights in, interest in, and obligations under the Management Agreement. (“Assignment”).

2. Acceptance and Assumption by Assignee. Assignee hereby accepts said Assignment and irrevocably assumes and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations that are required to be performed by Assignor under the Management Agreement from and after the effective date hereof.

3. Acceptance by Manager. Manager hereby accepts said Assignment to Assignee, and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations that are required to be performed by Manager under the Management Agreement from and after the date hereof.

4. Acceptance by Guarantor. Guarantor hereby agrees that Guarantor becomes the guarantor of the obligations of Assignee under the Management Agreements as if Assignee were identified as the Owner in the 31st of May 2002 Guaranty executed for the benefit of Manager; and, that Guarantor’s obligations to Manager under that Guaranty therefore have not been released or diminished as a result of this Assignment.

5. Modification of Management Agreement. Assignor, Assignee, Guarantor and Manager hereby agree that the Management Agreement shall be modified as specified in the attached Exhibit A.

6. Further Actions. Assignor, Assignee, Manager and Guarantor hereby agree to take any further actions and to execute any other documents deemed to be reasonably necessary to carry out the purposes of this Assignment.

7. Modification. No modification, waiver, amendment, discharge or change of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

8. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto, and to its respective successors in interest and assigns.

9. Effective Date. This Assignment shall become effective upon the transfer to Assignee of title to the Hotel or                          (date), whichever is sooner.

10. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the date and year first above written.

ASSIGNOR:

HOTEL VENTURE LIMITED PARTNERSHIP, a Delaware limited partnership.

BY: CIRCA CAPITAL CORPORATION, a Texas Corporation, its general partner

By:
Name:
Title:

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ASSIGNEE:

HOTEL VENTURE EAST, L.P., a Texas limited partnership

BY: CIRCA GP EAST, INC. a Texas corporation

By:
Name:
Title:

MANAGER:

INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware Corporation.

By:
Name:
Title:

GUARANTOR:

CIRCA CAPITAL CORPORATION, a Texas Corporation

By:
Name:
Title:

3

EXHIBIT A to

MODIFICATION, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT

AGREEMENT FOR THE HOLIDAY INN BILLINGS, MONTANA

Section 6.01 Permits. Shall be modified to read as follows:

“6.01 Permits. Manager, as an Operating Cost of the Hotel, shall obtain in the name of the Owner (unless otherwise required by applicable law to be held in the name of Manager) and maintain in full force and effect all necessary operating licenses and permits, including restaurant, sign and hotel licenses, as may be required for the operation of the Hotel, but excluding the alcoholic beverage permit, which Owner shall obtain. Manager will make all reasonable efforts within its control to comply with conditions or requirements set out in or imposed by law in connection with any such licenses and permits and at all times to manage the Hotel in accordance with such conditions and any other legal requirements. All costs of resolving the dispute with the State of Montana regarding the alcoholic beverage permit, and any extraordinary costs (those costs other than the normal administrative renewal costs) of obtaining an alcoholic beverage permit shall be treated as an Owners Cost in accordance with the provisions of Section 6.03 (c) herein.”

Section 7.03 Bank Accounts, sub-section (a) shall be modified to read as follows:

“Section 7.03 Bank Accounts.

(a) The revenues of the Hotel shall be deposited into one or more Bank Account(s) established by Manager in Owner’s name at such banks as Manager shall determine. The Bank Accounts will be separate and distinct from any other accounts, reserves or deposits required by this Agreement, and Manager’s designees who are included in the coverage of any required fidelity or similar insurance will be the only parties authorized to draw upon any Bank Account; provided, however, such designees shall only be authorized to draw upon a Bank Account for purposes authorized by the terms of this Agreement. Within one (1) business day of the Effective Date, Owner shall deposit in the Bank Accounts designated by Manager the sum of One Hundred Eighty Nine Thousand Eight Hundred and No/100 Dollars ($189,000.00), as the minimum working capital for the Hotel. Such amount is based upon the purchasing power of money at the Effective Date and shall be annually increased or decreased with reference to increase or decrease in the Consumer Price Index in order to retain the same purchasing power. This amount as adjusted shall be the “Target Bank Balance” to be maintained by Owner during the remainder of the Initial Term and any Renewal Term(s). The Target Bank Balance will serve as working capital for Hotel operations and any interest earned on the Target Bank Balance shall belong to the Hotel. It is acknowledged by Manager and Owner that the Target Bank Balance will fluctuate during each Fiscal Month and that Manager shall have no obligation to fund any deficiency in the Target Bank Balance. Owner shall, within three (3) business days of receiving written notice from Manager that the actual working capital balance is more than ten percent (10%) less than the Target Bank Balance, furnish Manager with, or Manager may retain from amounts otherwise distributable to or on behalf of Owner on a monthly basis if available, sufficient funds to make up any deficiency in the Target Bank Balance. Owner acknowledges that the Target Bank Balance will be administered by Manager on a consolidated basis across the portfolio of hotels owned by Owner and listed on Exhibit “D” attached hereto. Notwithstanding the provisions of this Section 7.03(a) and Section 9.02 to the contrary, Owner and Manager agree

4

that the obligation of Owner to fund deficits in the Target Bank Balance and the obligations of Manager to disburse excess funds above the Target Bank Balance shall be determined on a consolidated basis for all such hotels.”

5

MODIFICATION, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT

AGREEMENT FOR THE HOLIDAY INN BILLINGS, MONTANA

This MODIFICATION, ASSIGNMENT AND ASSUMPTION OF MANAGEMENT AGREEMENT FOR THE HOLIDAY INN BILLINGS, MONTANA (“Second Assignment”), is made as of this              day of June, 2004, by and between Hotel Venture East, L.P., (“Assignor”), Circa Capital Corporation (“Circa”), InterContinental Hotels Group Resources, Inc. f/k/a Six Continents Resources, Inc., (“Manager”), Capital Lodging TRS HV East Operations, Inc. (“Assignee”), and Capital Lodging, a Maryland real estate investment trust (“Guarantor”).

W I T N E S S E T H:

WHEREAS, Assignor, an affiliate of Circa, is a party to that certain management agreement dated the 31st of May, 2002 by and between Assignor, Manager and Circa for the Holiday Inn Billings, Montana, as modified by the Modification, Assignment and Assumption of Management Agreement for the Holiday Inn Billings, Montana dated July 22, 2003 (the “Management Agreement”);

WHEREAS, Assignor has agreed to transfer, convey and assign to Capital Lodging HV East Properties, L.P., a Delaware limited partnership and subsidiary of Guarantor (“New Hotel Owner”), all of Assignor’s interest in and to the hotel which is the subject of the Management Agreement (the “Hotel”), as provided in that certain Agreement for Purchase and Sale and Joint Escrow Instructions, between Assignor, as Seller, the other Sellers named therein and AP/APMC Partners, LLC, a Delaware limited liability company, as Buyer (the “Purchase Agreement”); and AP/APMC Partners, LLC will assign all of its interest in and to the Purchase Agreement with respect to the Hotel to New Hotel Owner concurrently with the transfer of the Hotel pursuant to the Purchase Agreement;

WHEREAS, New Hotel Owner will enter into a lease agreement with Assignee with respect to the Hotel;

WHEREAS, Assignee will enter into a new license agreement with Holiday Hospitality Franchising, Inc. with respect to the Hotel;

WHEREAS, Manager, pursuant to this Second Assignment, desires to authorize the transfer of the Management Agreement to Assignee;

WHEREAS, Assignor desires to assign to Assignee all of its interest in and to the Management Agreement, and Assignee and Guarantor desire to accept such assignment, all in connection with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and upon the conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager, Assignor, Assignee and Guarantor hereby agree as follows:

1. Assignment. Assignor hereby assigns, sells, transfers, grants, delivers and conveys to Assignee all of Assignor’s rights in, interest in, and obligations under the Management Agreement (“Assignment”).

2. Acceptance and Assumption by Assignee. Assignee hereby accepts said Assignment and irrevocably assumes and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations that are required to be performed by Assignor under the Management Agreement from and after the effective date hereof.

3. Acceptance by Manager. Manager hereby accepts said Assignment to Assignee, and agrees to keep, perform and be bound by all of the terms, covenants, conditions and obligations that are required to be performed by Manager under the Management Agreement from and after the date hereof.

4. Acceptance by Guarantor. Guarantor hereby agrees that Guarantor becomes the guarantor of the obligations of Assignee under the Management Agreements as if Assignee were identified as the Owner in the 31st of May, 2002 Guaranty executed for the benefit of Manager; and, that Guarantor’s obligations to Manager under the Guaranty therefore have not been released or diminished as a result of this Agreement.

5. Modification of Management Agreement. Assignor, Assignee, Guarantor and Manager hereby agree that the Management Agreement shall be modified as specified in the attached Exhibit A.

6. Further Actions. Assignor, Assignee, Manager and Guarantor hereby agree to take any further actions and to execute any other documents deemed to be reasonably necessary to carry out the purposes of this Agreement.

7. Modification. No modification, waiver, amendment, discharge or change of this Second Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

8. Successors and Assigns. This Second Assignment shall be binding upon and inure to the benefit of the parties hereto, and to its respective successors in interest and assigns.

9. Effective Date. This Second Assignment shall become effective upon the Closing Date, as defined in the Purchase Agreement. If the Closing Date does not occur as provided in the Purchase Agreement, then this Second Assignment shall be null and void and of no further force and effect, and (a) Assignor shall continue to be responsible for all obligations under the Management Agreement, (b) the request for Manager’s approval of the assignment contemplated by this Second Assignment shall be deemed withdrawn, unapproved and without any force or effect, and (c) Manager shall continue to manage the Hotel in accordance with the terms of the Management Agreement.

10. Counterparts. This Second Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

11. Release of Assignor and Circa. Assignor, Circa and Manager release one another from any further claims or obligations of any nature whatsoever in any way which may arise out of the Management Agreement from and after the Effective Date. Notwithstanding the foregoing, such release shall not be effective with respect to any claims or liabilities existing as of the Effective Date, known or unknown, for which Manager, Assignor and/or Circa may be liable.

12. Retention of Accounting Information. Manager shall perform all necessary actions as called for under Section 16.03 of the Management Agreement or as otherwise appropriate in order to provide Assignor with a true and accurate final accounting of Assignor’s ownership period (“Assignor’s Information”) and to wind up Assignor’s accounts and affairs in a timely and efficient manner. Inasmuch as Manager will continue to operate the Hotel, Manager will not be required to turn over all the books and records of the Hotel to Assignor as provided in Section 16.03(e) of the Management Agreement, and Manager will continue to be responsible for maintaining such books and records for so long as Manager continues to operate the Hotel; provided, however, Manager will keep Assignor’s Information and make same available to Assignor for no less than three years from the date hereof (the “Safekeeping Period”). Manager agrees to continue to cooperate with Assignor in responding to any inquiries or audits pertaining to Assignor’s period of ownership. If Manager ceases to manage the Hotel prior to the expiration of the Safekeeping Period, Manager will contact Assignor to obtain instructions for the final disposition of Assignor’s Information.

IN WITNESS WHEREOF, the parties hereto have executed this Second Assignment as of the date and year first above written.

ASSIGNOR:

HOTEL VENTURE EAST, L.P., a Texas limited partnership

BY: CIRCA GP EAST, INC., a Texas corporation, its general partner

By:
Name:
Title:

CIRCA CAPITAL CORPORATION, a Texas corporation

By:
Name:
Title:

ASSIGNEE:

CAPITAL LODGING TRS HV EAST OPERATIONS, INC., a Delaware corporation

By:
Name:
Title:

MANAGER:

INTERCONTINENTAL HOTELS GROUP RESOURCES, INC., a Delaware corporation.

By:
Name:
Title:

GUARANTOR:

CAPITAL LODGING, a Maryland real estate investment trust

By:
Name:	Edward J. Rohling
Title:	President and Chief Executive Officer

EXHIBIT A to

SECOND ASSIGNMENT

1.	The following sentence shall be added to the end of Section 2.04 (a): For the Fiscal Year 2004, the budgeted Gross Operating Profit shall be $2,606,102 for purposes of the Performance Test.

2.	The first sentence of Section 2.04(b) shall be replaced with the following: “Notwithstanding subsection (a) above, Owner shall not be entitled to exercise such termination right if, within sixty (60) days following Manager’s receipt of Owner’s written notice of termination, Manager cures such failure by paying into the Bank Account the shortfall between the Hotel’s actual Gross Operating Profit and ninety percent (90%) of budgeted Gross Operating Profit (as determined pursuant to the Yearly Budget) for such Fiscal Year.”

a.	Section 2.05 shall be amended to delete the date at the end of the first sentence and replace it with the following: February 6, 2008.

3.	Section 6.07(b) shall be amended by deleting the ninth sentence of that section and inserting the following in its place:

“To the extent funds in the Reserve Account are insufficient at any time or to the extent such funds plus anticipated contributions for the ensuing year are less than the budget for FF&E Replacements for the ensuing year, Owner shall provide the necessary funds to Manager within thirty (30) days of delivery of notice to that effect from Manager.”

4.	The following section shall be added to Article 23:

Section 23.09: Eligible Independent Contractor. During the Term of this Agreement, Manager shall at all times qualify as an “eligible independent contractor” (an “Eligible Independent Contractor”) within the meaning of Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end, Manager covenants that, during the Term of this Agreement:

(a) Manager shall not conduct or permit wagering activities at any of the Hotels;

(b) Manager shall not own (within the meaning of Section 856(d)(5) of the Code) more than twenty-five percent (25%) of the outstanding stock of Capital Lodging, a Maryland real estate investment trust (“Capital Lodging”);

(c) no more than thirty-five percent (35%) of either (i) the total combined voting power in Manager (determined by reference to interests in the capital stock of Manager) or (ii) the total shares of all classes of capital stock of Manager shall be owned (within the meaning of Section 856(d)(5) of the Code) by one or more persons owning (within the meaning of Section 856(d)(5) of the Code) in the aggregate thirty-five percent (35%) or more of the outstanding stock of Capital Lodging;

(d) Manager (or a person who is a “related person,” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”), with respect to Manager) shall be actively engaged in the trade or business of operating “Qualified Lodging Facilities,” as defined below, for one or more persons who are not Related Persons with respect to Capital Lodging or Owner (“Unrelated Persons”). For purposes of determining whether the requirements of this Section 23.09(d) have been met, Manager shall be treated as being actively engaged in such a trade or business if Manager (i) derives at least ten percent (10%) of both its profits and revenues from operating Qualified Lodging Facilities for Unrelated Persons, or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary for Manager to qualify as an Eligible Independent Contractor.

(e) For purposes of this Section 23.09, a “Qualified Lodging Facility” means a Lodging Facility, as defined below, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is fully authorized to engage in such activities at or in connection with such facility. A “Lodging Facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners who are Unrelated Persons.